As filed with the Securities and Exchange Commission on August 9, 2006

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

G-III APPAREL GROUP, LTD.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	2300 (Primary Standard Industrial Classification Code Number)	41-1590959 (I.R.S. Employer Identification Number)

512 Seventh Avenue
New York, New York 10018
(212) 403-0500
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Morris Goldfarb, Chief Executive Officer
G-III Apparel Group, Ltd.
512 Seventh Avenue
New York, New York 10018
(212) 403-0500
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Neil Gold, Esq.
Fulbright & Jaworski L.L.P.
666 Fifth Avenue
New York, New York 10103
Telephone (212) 318-3000
Facsimile (212) 318-3400

Approximate date of commencement of proposed sale to public:
From time to time after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the ‘‘Securities Act’’), check the following box.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount To Be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount Of Registration Fee(2)
Common Stock, $0.01 par value per share	2,000,000	$10.21(3)	$20,420,000(3)	$2,184.94
Common Stock, $0.01 par value per share, issuable upon exercise of warrants	468,748(4)	$11.00(5)	$5,156,228	$551.72
Total	2,468,748			$2,736.66

(1)	Includes such indeterminate number of additional shares of Common Stock issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of outstanding shares of Common Stock.

(2)	Pursuant to Rule 457(p) under the Securities Act, the registrant is offsetting the entire $2,736.66 filing fee due in connection with the filing of this Registration Statement against filing fees of $680 and $4,534 paid by the registrant in connection with its Registration Statement on Form S-3 (No. 333-128239) initially filed on September 9, 2005 and withdrawn on July 12, 2006, and Registration Statement on Form S-1 (No. 333-133906) initially filed on May 8, 2006 and withdrawn on July 12, 2006, respectively.

(3)	Calculated pursuant to Rule 457(c) under the Securities Act based on the average of the high and low sales prices of the Common Stock as reported by the Nasdaq Global Market on August 7, 2006.

(4)	Based on the number of shares of Common Stock issuable upon exercise of warrants. Under the terms of a registration rights agreement between the registrant and the selling stockholders identified in this registration statement, the registrant is required to register 125% of the shares of Common Stock issuable upon the exercise of the warrants initially exercisable to purchase up to an aggregate of 375,000 shares.

(5)	Calculated pursuant to Rule 457(g) under the Securities Act based on the exercise price of the warrants.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

This information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is declared effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED AUGUST 9, 2006

PROSPECTUS

2,468,748 Shares
Common Stock

This prospectus relates to the resale from time to time of 2,000,000 shares of our common stock and up to 468,748 shares of our common stock that may be issued upon the exercise of warrants held by the selling stockholders named in this prospectus. No securities are being offered or sold by us pursuant to this prospectus. The selling stockholders acquired 1,500,000 shares of our common stock and warrants to purchase 375,000 shares of our common stock directly from us in a private placement. The selling stockholders also acquired 500,000 shares of our common stock from a shareholder in a private transaction. We will not receive any of the proceeds from the sale of shares of our common stock by the selling stockholders, but we will receive proceeds as a result of any exercise of the warrants for cash.

Our common stock is quoted on The Nasdaq Global Market under the symbol ‘‘GIII.’’ The last reported sale price of our common stock on The Nasdaq Global Market on August 8, 2006 was $10.07 per share.

The selling stockholders may sell their shares of our common stock from time to time on The Nasdaq Global Market or otherwise, in one or more transactions at fixed prices, at prevailing market rates at the time of sale or at prices negotiated with purchasers. The selling stockholders will be responsible for any commissions or discounts due to brokers or dealers. We will pay substantially all expenses of registration of the shares of our common stock to which this prospectus relates.

INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE ‘‘RISK FACTORS’’ BEGINNING ON PAGE 3.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                             , 2006.

We have not authorized any person to give any information or make any statement that differs from what is in this prospectus. If any person does make a statement that differs from what is in this prospectus, you should not rely on it. This prospectus is not an offer to sell, nor is it a solicitation of any offer to buy, these securities in any state in which the offer or sale is not permitted. The information in this prospectus is complete and accurate as of its date, but the information may change after that date. You should not assume that the information in this prospectus is accurate as of any date after its date.

All share and per share information in this prospectus has been adjusted to give retroactive effect to a three-for-two split of our common stock effected on March 28, 2006.

PROSPECTUS SUMMARY

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, utilizing a ‘‘shelf’’ registration statement. Under this shelf process, the selling stockholders may from time to time sell the shares of our common stock that they hold or that they may acquire upon the exercise of warrants in one or more offerings. This prospectus provides you with a general description of the shares being offered.

The registration statement that contains this prospectus, including the exhibits to the registration statement and all documents incorporated herein by reference, contains additional information about us and the shares being offered under this prospectus. The registration statement, including all documents incorporated herein by reference, can be read and is available to the public over the Internet at the SEC’s website at http://www.sec.gov as described under the heading ‘‘Where You Can Find More Information.’’

Unless the context otherwise requires, ‘‘G-III’’, ‘‘us’’, ‘‘we’’ and ‘‘our’’ refer to G-III Apparel Group, Ltd. and its subsidiaries. References to fiscal years refer to the year ended or ending on January 31 of that year. For example, our fiscal year ended January 31, 2006 is referred to as ‘‘fiscal 2006.’’

Company Overview

G-III is a leading designer, manufacturer and marketer of outerwear and sportswear under licensed brands, our own proprietary brands and private retail labels. We sell an extensive range of outerwear and sportswear, including coats, jackets and pants, as well as women’s suits and dresses. We deliver high quality apparel to the retail consumer through recognized brands. We distribute our products through a diverse mix and a large number of retailers at a variety of price points.

Licensed brands have been an important part of our strategy for over 10 years. We currently have licenses to produce branded fashion apparel including, among others, under the Calvin Klein, Sean John, Kenneth Cole, Cole Haan, Guess?, Jones New York, Nine West, Ellen Tracy, IZOD, Tommy Hilfiger and Pacific Trail labels. We also have licenses to produce branded sports apparel containing trademarks of the National Football League, National Basketball Association, Major League Baseball, National Hockey League, Louisville Slugger, World Poker Tour and over 100 U.S. colleges and universities. We sell our licensed products to retailers such as Macy’s, Nordstrom and Saks.

We work with leading retailers, such as Federated, Wal-Mart, JC Penney and Kohl’s, in developing product lines to be sold under their own proprietary private labels. We also produce apparel under our own proprietary brands, including Marvin Richards, G-III, Black Rivet, Siena Studio, Colebrook, G-III by Carl Banks, Winlit, NY 10018 and La Nouvelle Renaissance.

In July 2005, we significantly expanded our business when we acquired Marvin Richards and the operating assets of Winlit Group, Ltd. As a result of the Marvin Richards acquisition, we added licenses for men’s and women’s outerwear under the Calvin Klein brand, as well as Marvin Richards’ own proprietary labels. As a result of acquiring Winlit’s assets, we added licenses for men’s and women’s outerwear under the Guess? brand, leather outerwear under the Tommy Hilfiger brand, as well as licenses for Ellen Tracy and Pacific Trail outerwear. We also acquired Winlit’s own proprietary labels. We added significant management, merchandising, manufacturing and design expertise as a result of these acquisitions.

In addition to the licenses we added as a result of the two acquisitions we made, we also increased our portfolio of licensed fashion product through new license agreements. After our acquisition of Marvin Richards, we expanded our relationship with Calvin Klein by entering into license agreements in September 2005 to manufacture and distribute women’s better suits, and in April 2006 to manufacture and distribute women’s dresses, under the Calvin Klein label. In March 2006, we added licenses with Sean John for women’s sportswear and outerwear. We have manufactured and distributed men’s outerwear under the Sean John label for over five years.

In March 2006, we announced that we had expanded our relationship with Wal-Mart, Inc. to design and produce a new young men’s and boy’s branded urban sportswear line, Exsto. Initially, this line will consist of sportswear, outerwear and hats and is being shipped to approximately 300 Wal-Mart stores for the fall season.

We operate our business in two segments, licensed apparel and non-licensed apparel. The licensed apparel segment includes sales of apparel brands licensed by us from third parties. The non-licensed apparel segment principally includes sales of apparel under our own brands and private label brands owned by retailers.

Recent Developments

Private Placement of Shares and Warrants

On July 13, 2006, we completed a private placement of our common stock and five-year warrants to purchase our common stock pursuant to a securities purchase agreement, dated July 13, 2006, between us and Prentice Capital Partners, LP, Prentice Capital Partners QP, LP, Prentice Capital Offshore, Ltd., GPC XLIII, LLC, PEC I, LLC and S.A.C. Capital Associates, LLC. In a separate transaction, Aron Goldfarb sold to the selling stockholders an additional 500,000 shares of our common stock pursuant to a securities purchase agreement, dated as of July 13, 2006, between Mr. Goldfarb and the selling stockholders.

We issued 1,500,000 shares of our common stock to the selling stockholders at a price of $10.11 per share, resulting in aggregate proceeds to us of $15,165,000. We also issued to the selling stockholders warrants to purchase an aggregate of up to 375,000 shares of our common stock, exercisable beginning on January 13, 2007 at an exercise price of $11.00 per share, subject to adjustment upon the occurrence of specified events, including customary weighted average price anti-dilution adjustments. Until July 13, 2008, the selling stockholders will, subject to exceptions and qualifications specified in the securities purchase agreement with us, have a right of first refusal with respect to the proposed sale by us of our equity or equity equivalent securities at an effective price per share of $10.00 or less.

In connection with the private placement, we also entered into a registration rights agreement with the selling stockholders, in which we agreed to file this registration statement with the SEC covering the resale of all of the shares of common stock that we and Aron Goldfarb sold to the selling stockholders in the private placement and private transaction described above and 125% of the shares of common stock for which the warrants sold in the private placement will initially be exercisable.

Shares Offered

We are registering for resale from time to time (a) 1,500,000 shares of our common stock that we issued to the selling stockholders in the private placement, (b) 500,000 shares of our common stock sold by Aron Goldfarb to the selling stockholders on July 13, 2006 and (c) 468,748 shares of our common stock that may be issuable upon exercise of the warrants we sold to the selling stockholders in the private placement, representing 125% of the number of shares of common stock for which those warrants will initially be exercisable.

We are also registering for resale any additional shares of our common stock that may become issuable for no additional consideration by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration, which results in an increase in the number of our shares of common stock outstanding.

Corporate Information

We are a Delaware corporation that was formed in 1989. We and our predecessors have conducted business since 1974. Our executive offices are located at 512 Seventh Avenue, New York, NY 10019 and our telephone number is (212) 403-0500. Our website is http://www.g-iii.com. The information on our website is not a part of this prospectus.

RISK FACTORS

In addition to the other information in this prospectus, you should carefully consider the following factors in evaluating us and our business before purchasing the shares of common stock offered hereby. This prospectus contains, in addition to historical information, forward-looking statements that involve risks and uncertainties. Our actual results could differ materially. Factors that could cause or contribute to such differences include, but are not limited to, those discussed below, as well as those discussed elsewhere in this prospectus, including the documents incorporated by reference.

Risk Factors Relating to Our Operations

The failure to maintain our licensing agreements could cause us to lose significant revenues and have a material adverse effect on our results of operations.

We are dependent on sales of licensed product for a substantial portion of our revenues. In fiscal 2006, revenues from the sale of licensed product accounted for 60.8% of our net sales compared to 63.6% of our net sales in fiscal 2005 and 76.3% of our net sales in fiscal 2004.

We are generally required to achieve specified minimum net sales, make specified royalty and advertising payments and receive prior approval of the licensor as to all design and other elements of a garment prior to production. License agreements also may restrict our ability to enter into other license agreements for competing products. If we do not satisfy any of these requirements, a licensor usually will have the right to terminate our license. Even if a licensor does not terminate our license, the failure to achieve net sales sufficient to cover our required minimum royalty payments could have a material adverse effect on our results of operations. If a license contains a renewal provision, there are usually minimum sales and other conditions that must be met in order to be able to renew a license. Even if we comply with all the terms of a licensing agreement, we cannot be sure that we will be able to renew an agreement when it expires even if we desire to do so. The failure to maintain our license agreements could cause us to lose significant revenue and have a material adverse effect on our results of operations.

We are currently negotiating renewals of some of our license agreements, including our license agreement with the National Football League. We cannot be sure that we will be able to secure the renewal of this or other license agreements on terms acceptable to us or at all. The loss of the NFL license could have a material adverse effect on our results of operations.

Our success is dependent on the strategies and reputation of our licensors.

Our business strategy is to offer our products on a multiple brand, multiple channel and multiple price point basis. As a part of this strategy, we license the names and brands of numerous recognized companies, designers and celebrities. In entering into these license agreements, we plan our products to be targeted towards different market segments based on consumer demographics, design, suggested pricing and channel of distribution. If any of our licensors decides to ‘‘reposition’’ its products under the brands we license from them, introduce similar products under similar brand names or otherwise change the parameters of design, pricing, distribution, target market or competitive set, we could experience a significant downturn in that brand’s business, adversely affecting our sales and profitability. In addition, as products may be personally associated with designers or celebrities, our sales of those products could be materially and adversely affected if any of those individuals’ images, reputations or popularity were to be negatively impacted.

If we are unable to successfully translate market trends into attractive product offerings, our sales and profitability could suffer.

Our ability to successfully compete depends on a number of factors, including our ability to effectively anticipate, gauge and respond to changing consumer demands and tastes across multiple product lines and tiers of distribution. We are required to translate market trends into attractive product offerings and operate within substantial production and delivery constraints. We cannot be sure we will continue to be successful in this regard. For example, a key part of our success in fiscal 2004 was a result of increased sales of fashion sports apparel. This trend did not continue in fiscal 2005 and, as a result, our results of operations were materially adversely affected. We need to anticipate and respond to changing trends quickly, efficiently and effectively in order to be successful.

Expansion of our product offerings involves significant costs and uncertainty and could adversely affect our results of operations.

An important part of our strategy is to expand the types of products we offer. For example, in the past year we have added licenses for new lines of women’s suits, sportswear and dresses. We have limited prior experience designing, manufacturing and marketing these types of products. We intend to continue to add additional product lines in the future. As is typical with new products, demand and market acceptance for any new products we introduce will be subject to uncertainty. Designing, producing and marketing new products require substantial expenditures. We cannot be certain that our efforts and expenditures will successfully generate sufficient sales or that sales that are generated will be sufficient to cover our expenditures.

If our customers change their buying patterns, request additional allowances or develop their own private label brands, our sales to these customers could be materially adversely affected.

Our customers’ buying patterns, as well as the need to provide additional allowances to vendors, could have a material adverse effect on our business, results of operations and financial condition. Customers’ strategic initiatives, including developing their own private labels brands and reducing the number of vendors they purchase from, could also impact our sales to these customers.

We have significant customer concentration, and the loss of one of our large customers could adversely affect our business.

Our 10 largest customers accounted for approximately 60.7% of our net sales in fiscal 2006 compared to 52.6% of our net sales in fiscal 2005, with our two largest customers accounting for 19.0% and 13.2% of our net sales in fiscal 2006. Consolidation in the retail industry, such as the combination of the Federated and May department store chains, has increased the concentration of our sales to our largest customers. We do not have long-term contracts with any customers, and sales to customers generally occur on an order-by-order basis that may be subject to cancellation or rescheduling by the customer. A decision by our major customers to decrease the amount of merchandise purchased from us, to increase the use of their own private label brands or to change the manner of doing business with us could reduce our revenues and materially adversely affect our results of operations.

If we miscalculate the market for our products, we may end up with significant excess inventories for some products and missed opportunities for others.

We often produce garments to hold in inventory in order to meet our customers’ delivery requirements and to be able to quickly fulfill reorders. If we misjudge the market for our products, we may be faced with significant excess inventories for some products and missed opportunities for others. In addition, weak sales and resulting markdown requests from customers could have a material adverse effect on our results of operations.

We are dependent upon foreign manufacturers.

We do not own or operate any manufacturing facilities. Almost all of our products are imported from independent foreign manufacturers. The failure of these manufacturers to ship products to us in a timely manner or to meet required quality standards could cause us to miss the delivery date requirements of our customers. The failure to make timely deliveries could cause customers to cancel orders, refuse to accept delivery of products or demand reduced prices, any of which could have a material adverse effect on our business. We do not have long-term written agreements with any of our manufacturers. As a result, any of these manufacturers may unilaterally terminate its relationship with us at any time.

We are also dependent on these manufacturers for compliance with our policies and the policies of our licensors and customers regarding labor practices employed by factories that manufacture product for us. Any failure by these manufacturers to comply with required labor standards or any other divergence in their labor or other practices from those generally considered ethical in the United States, and the potential negative publicity relating to any of these events, could result in a violation by us of our license agreements and harm us and our reputation.

We are subject to the risks of doing business abroad.

Our arrangements with foreign manufacturers are subject to the usual risks of doing business abroad, including currency fluctuations, political or labor instability and potential import restrictions, duties and tariffs. We do not maintain insurance for the potential lost profits due to disruptions of our overseas factories. Because our products are produced abroad, political or economic instability in China or elsewhere could cause substantial disruption in the business of our foreign manufacturers. This could materially adversely affect our financial condition and results of operations. Heightened terrorism security concerns could subject imported goods to additional, more frequent or more thorough inspections. This could delay deliveries or increase costs, which could adversely impact our results of operations. In addition, since we negotiate our purchase orders with foreign manufacturers in United States dollars, the value of the United States dollar against local currencies could impact our cost in dollars of production from these manufacturers. We are not currently engaged in any hedging activities to protect against these currency risks. If there is downward pressure on the value of the dollar, our purchase prices for our products could increase. We may not be able to offset an increase in product costs with a price increase to our customers.

Fluctuations in the price, availability and quality of materials used in our products could have a material adverse effect on our cost of goods sold and our ability to meet our customers’ demands.

Fluctuations in the price, availability and quality of the leather, wool and other materials used in our products could have a material adverse effect on our cost of sales or our ability to meet our customers’ demands. We compete with numerous entities for supplies of materials and manufacturing capacity. The supply and price of leather are vulnerable to animal diseases as well as natural disasters that can affect the supply and price of raw leather. For example, in the past, the outbreak of mad-cow and foot-and-mouth disease in Europe, and its aftereffects, adversely affected the supply of leather. Any recurrence of these diseases could adversely affect us. The prices for wool and other fabrics used in our products depend largely on the market prices for the raw materials used to produce them, such as raw wool or cotton. We may not be able to pass on all or any portion of higher material prices to our customers.

If we lose the services of our key personnel, our business will be harmed.

Our future success depends on Morris Goldfarb, our Chairman and Chief Executive Officer, and other key personnel. The loss of the services of Mr. Goldfarb and any negative market or industry perception arising from the loss of his services could have a material adverse effect on us and the price of our shares. Our other executive officers have substantial experience and expertise in our business and have made significant contributions to our success. The unexpected loss of services of one or more of these individuals could also adversely affect us.

We have expanded our business through acquisitions that could result in diversion of resources, an inability to integrate acquired operations and extra expenses. This could disrupt our business and adversely affect our financial condition.

Part of our growth strategy is to pursue acquisitions. For example, in July 2005, we acquired Marvin Richards and the operating assets of Winlit. The negotiation of potential acquisitions as well as the integration of acquired businesses could divert our management’s time and resources. Acquired businesses may not be successfully integrated with our operations. We may not realize the intended benefits of any acquisition.

Acquisitions could also result in:

•	substantial cash expenditures;

•	potentially dilutive issuances of equity securities;

•	the incurrence of debt and contingent liabilities;

•	a decrease in our profit margins; and

•	amortization of intangibles and potential impairment of goodwill.

If acquisitions disrupt our operations, our business may suffer.

We may need additional financing to continue to grow.

The continued growth of our business depends on our access to sufficient funds to support our growth. Our primary source of working capital to support our growth is our line of credit and related term loan entered into in July 2005. Our need for working capital and the amount of our debt increased as a result of our two acquisitions in July 2005. In December 2005, we began to make quarterly payments under our term loan of $1,650,000. A final payment under the term loan of $11,850,000 is due in July 2008. Our growth is dependent on our ability to extend and increase the line of credit and may be dependent on our ability to refinance the term loan if we do not generate sufficient cash to make the payments due under the term loan. If we are unable to refinance our debt, we cannot be sure we will be able to secure alternative financing on satisfactory terms or at all.

We are dependent on sales during the July through November period each year for the substantial majority of our net sales and net income.

Retail sales of outerwear have traditionally been seasonal in nature. As a result, we are dependent on our sales from July through November each year for the substantial majority of our net sales and net income. Net sales in the months of July through November accounted for approximately 82% of our net sales in fiscal 2006, 74% of our net sales in fiscal 2005 and 75% of our net sales in fiscal 2004. Any difficulties we may encounter during this period as a result of weather or disruption of manufacturing or transportation of our products will have a magnified effect on our net sales and net income for the year. In addition, because of the large amount of outerwear we sell, unusually warm weather conditions during the peak fall outerwear selling season could have a material adverse effect on our results of operations. The July through November time frame is expected to continue to provide a disproportionate amount of our net sales and net income for the foreseeable future.

Risk Factors Relating to the Apparel Industry

The competitive nature of the apparel industry may result in lower prices for our products and decreased gross profit margins.

The apparel business is highly competitive. We have numerous competitors with respect to the sale of apparel, including distributors that import apparel from abroad and domestic retailers with established foreign manufacturing capabilities. Many of our competitors have greater financial and marketing resources and greater manufacturing capacity than we do. We also compete with vertically integrated apparel manufacturers that also own retail stores. The general availability of contract manufacturing capacity also allows ease of access by new market entrants. The competitive nature of the apparel industry may result in lower prices for our products and decreased gross profit margins, either of which may materially adversely affect our sales and profitability. Sales of our products are affected by style, price, quality, brand reputation and general fashion trends.

If major department, mass merchant and specialty store chains continue to consolidate, our business could be negatively affected.

We sell our products to major department, mass merchant and specialty store chains. Continued consolidation in the retail industry, such as the recent purchase of May Department Store Company by

Federated Department Stores, Inc., could negatively impact our business. Consolidation could reduce the number of our customers and potential customers. With increased consolidation in the retail industry, we are increasingly dependent on retailers whose bargaining strength may increase and whose share of our business may grow. As a result, we may face greater pressure from these customers to provide more favorable terms. If purchasing decisions become more centralized, the risks from consolidation increases. Customers may also concentrate purchases among a narrowing group of vendors. This could adversely affect our business.

The cyclical nature of the apparel industry and uncertainty over future economic prospects and consumer spending could have a materially adverse effect on our results of operations.

The apparel industry is cyclical. Purchases of outerwear, sportswear and other apparel tend to decline during recessionary periods and may decline for a variety of other reasons, including changes in fashion trends and the introduction of new products or pricing changes by our competitors. Uncertainties regarding future economic prospects could affect consumer-spending habits and have an adverse effect on our results of operations. Uncertainty with respect to consumer spending as a result of weak economic conditions has in the past caused our customers to delay the placing of initial orders and to slow the pace of reorders during the seasonal peak of our business. Weak economic conditions have had a material adverse effect on our results of operations at times in the past and could have a material adverse effect on our results of operations in the future as well.

The significant increase in fuel prices could adversely affect our results of operations.

Fuel prices have increased significantly during the past year, most recently as a result of Hurricane Katrina and tensions in the Middle East. Increased gasoline prices could adversely affect consumer spending, including discretionary spending on apparel. In addition, higher fuel prices could cause our operating expenses to increase, especially with respect to warehousing and freight. Any significant decrease in sales or increase in expenses as a result of higher fuel prices could adversely affect our results of operations.

If new legislation restricting the importation or increasing the cost of textiles and apparel produced abroad is enacted, our business could be adversely affected.

Legislation that would restrict the importation or increase the cost of textiles and apparel produced abroad has been periodically introduced in Congress. The enactment of new legislation or international trade regulation, or executive action affecting international textile or trade agreements, could adversely affect our business. International trade agreements that can provide for tariffs and/or quotas can increase the cost and limit the amount of product that can be imported.

The quota system established by the World Trade Organization was eliminated on December 31, 2004. We cannot be certain of the full impact that this elimination will have on international trade in general and the apparel industry in particular. We also cannot be certain of the impact of quota elimination on our business, including increased competition that could result from the importation of an increasing amount of lower priced apparel into the United States. Notwithstanding quota elimination, China’s accession agreement for membership in the WTO provides that WTO member countries, including the United States, may re-impose safeguard quotas on specific products. In May 2005, the United States imposed unilateral quotas on several product categories, limiting growth in imports of these categories to 7.5% a year. The safeguard quotas in several categories have been extended by the United States government and will likely continue through 2008. These limitations apply to a limited number of products imported by us from China. We are unable to assess the potential for additional action by the United States government with respect to these or other product categories in the event that the quantity of imported apparel significantly disrupts the apparel market in the United States. Additional action by the United States in response to a disruption in its apparel markets could limit our ability to import apparel and increase our costs.

Risks Relating to Ownership of Our Common Stock

Two persons are in a position to substantially control matters requiring a stockholder vote.

As of July 31, 2006, Morris Goldfarb, our Chairman and Chief Executive Officer, and his father, Aron Goldfarb, our founder and former director, beneficially owned an aggregate of approximately 38.7% of our outstanding common stock. As a result, if they vote together, they may have the ability to control the outcome on all matters requiring stockholder approval including, but not limited to, the election of directors and any merger, consolidation or sale of all or substantially all of our assets. They also have the ability to control our management and affairs.

The price of our common stock has fluctuated significantly and could continue to fluctuate significantly.

Between February 1, 2004 and August 8, 2006, the market price of our common stock has ranged from a low of $3.79 to a high of $12.82 per share. The market price of our common stock may change significantly in response to various factors and events beyond our control, including:

•	fluctuations in our quarterly revenues or those of our competitors as a result of seasonality or other factors;

•	a shortfall in revenues or net income from that expected by securities analysts and investors;

•	changes in securities analysts’ estimates of our financial performance or the financial performance of our competitors or companies in our industry generally;

•	announcements concerning our competitors;

•	changes in product pricing policies by our competitors or our customers;

•	general conditions in our industry; and

•	general conditions in the securities markets.

The failure to comply with the internal control evaluation and certification requirements of Section 404 of Sarbanes-Oxley Act could harm our operations and our ability to comply with our periodic reporting obligations.

We will be required to comply with the internal control evaluation and certification requirements of Section 404 of the Sarbanes-Oxley Act of 2002 by no later than the end of our fiscal year ending January 31, 2008. We are in the process of determining whether our existing internal controls over financial reporting systems are compliant with Section 404. This process may divert internal resources and will take a significant amount of time, effort and expense to complete. If it is determined that we are not in compliance with Section 404, we may be required to implement new internal control procedures and reevaluate our financial reporting. We may experience higher than anticipated operating expenses as well as outside auditor fees during the implementation of these changes and thereafter. Further, we may need to hire additional qualified personnel in order for us to be compliant with Section 404. If we are unable to implement these changes effectively or efficiently, it could harm our operations, financial reporting or financial results and could result in our being unable to obtain an unqualified report on internal controls from our independent auditors, which could adversely affect our ability to comply with our periodic reporting obligations under the Securities Exchange Act of 1934, as amended, or Exchange Act, and the rules of the Nasdaq Global Market.

FORWARD-LOOKING STATEMENTS

Statements in this prospectus (including the documents incorporated by reference in this prospectus) concerning our business outlook or future performance; anticipated revenues, expenses or other financial items; product introductions and plans and objectives related thereto; and assumptions made or expectations as to any future events, conditions, performance or other matters, are ‘‘forward-looking statements’’ as that term is defined under U.S. federal securities laws. We generally use words such as ‘‘believe,’’ ‘‘may,’’ ‘‘could,’’ ‘‘will,’’ ‘‘intend,’’ ‘‘estimate,’’ ‘‘expect,’’ ‘‘anticipate,’’ ‘‘plan,’’ and similar expressions to identify forward-looking statements. Forward-looking statements are subject to various risks, uncertainties and other factors that could cause actual results to differ materially from those stated in such statements. These risks, uncertainties and factors include, but are not limited to: reliance on licensed products, reliance on foreign manufacturers, the nature of the apparel industry, including changing customer demand and tastes, seasonality, customer acceptance of new products, the impact of competitive products and pricing, dependence on existing management, possible disruption from acquisitions, general economic conditions, as well as other risks detailed in our filings with the SEC. Although we believe the expectations reflected in the forward-looking statements are reasonable, they relate only to events as of the date on which the statements are made, and we cannot assure you that our future results, levels of activity, performance or achievements will meet these expectations. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of the forward-looking statements. We do not intend to update any of the forward-looking statements after the date of this prospectus to conform these statements to actual results or to changes in our expectations, except as required by law.

USE OF PROCEEDS

We will not receive any proceeds from the sale by the selling stockholders of the common stock offered by this prospectus. If all of the warrants held by the selling stockholders are exercised for cash, we would realize proceeds of $4,125,000. We expect to use any proceeds we receive in connection with the exercise of the warrants for general corporate purposes.

SELLING STOCKHOLDERS

We are registering the shares of our common stock in order to permit the selling stockholders to offer the shares for resale from time to time. The shares of our common stock being offered by the selling stockholders were sold to the selling stockholders, or are issuable upon the exercise of the warrants sold to the selling stockholders, in the transactions describe under ‘‘Prospectus Summary – Recent Developments – Private Placement of Shares and Warrants.’’ Except for the ownership of the shares and warrants sold to the selling stockholders in such transaction, the selling stockholders have not had any material relationship with us within the past three years. Morris Goldfarb, our Chairman and Chief Executive Officer, is an investor in PEC I, LLC, one of the selling stockholders. Mr. Goldfarb and PEC I have agreed that he will have no direct or indirect ownership or economic interest in the G-III securities purchased by PEC I from us and Aron Goldfarb.

The table below lists the selling stockholders and other information regarding the beneficial ownership of the shares of our common stock held by each of the selling stockholders. The second column lists the number of shares of our common stock beneficially owned by each selling stockholder, based on its ownership of the shares of our common stock and warrants, as of July 31, 2006, assuming exercise of the warrants held by the selling stockholders on that date, without regard to any limitations on exercise.

The third column lists the shares of our common stock being offered by this prospectus by the selling stockholders.

In accordance with the terms of registration rights agreement with the selling stockholders, this prospectus generally covers the resale of at least the sum of (i) the number of shares of or common stock issued or sold to the selling stockholders as of the trading day immediately preceding the date the registration statement is initially filed with the SEC and (ii) the number of shares of our common stock issuable upon exercise of the related warrants as of the trading day immediately preceding the date the registration statement is initially filed with the SEC. Because the exercise price of the warrants may be adjusted, the number of shares that will actually be issued may be more or less than the number of shares being offered by this prospectus. The fourth column assumes the sale of all of the shares offered by the selling stockholders pursuant to this prospectus.

Under the terms of the warrants, a selling stockholder may not exercise the warrants to the extent such exercise would cause such selling stockholder, together with its affiliates, to beneficially own a number of shares of our common stock which would exceed 4.99% of our then outstanding shares of our common stock following such exercise, excluding for purposes of such determination shares of our common stock issuable upon exercise of the warrants which have not been exercised. Pursuant to the terms of the warrants, a selling stockholder, by 61 days' written notice to us, may increase or decrease this percentage to any other percentage not in excess of 9.99%. The number of shares in the second column does not reflect this limitation. The selling stockholders may sell all, some or none of their shares in this offering. See ‘‘Plan of Distribution.’’

Selling Stockholder(1)	Shares Beneficially Owned			Number of Shares To Be Offered		Number of Shares Beneficially Owned After the Offering
	Number		%(2)			Number	%
Prentice Capital Partners, LP	67,137	(3)	*	67,137	(3)	—	—
Prentice Capital Partners QP, LP	336,737	(4)	2.4%	336,737	(4)	—	—
Prentice Capital Offshore, Ltd.	740,387	(5)	5.2%	740,387	(5)	—	—
GPC XLIII, LLC	161,200	(6)	1.1%	161,200	(6)	—	—
PEC I, LLC	246,875	(7)	1.8%	246,875	(7)	—	—
S.A.C. Capital Associates, LLC	916,412	(8)	6.5%	916,412	(8)	—	—

*    Less than 1%

(1)	Pursuant to a Schedule 13G filed on July 24, 2006, Prentice Capital Management, LP has investment and voting power with respect to the securities held by the selling stockholders listed in this table. Mr. Michael Zimmerman controls Prentice Capital Management, LP. Each of Prentice Capital Management, LP and Mr. Zimmerman disclaim beneficial ownership of any of these securities.

(2)	Calculation based on 13,996,899 shares of our common stock outstanding as of July 31, 2006.

(3)	Includes 12,737 shares of common stock which may be issued upon the exercise of warrants.

(4)	Includes 63,937 shares of common stock which may be issued upon the exercise of warrants.

(5)	Includes 140,587 shares of common stock which may be issued upon the exercise of warrants.

(6)	Includes 30,600 shares of common stock which may be issued upon the exercise of warrants.

(7)	Includes 46,875 shares of common stock which may be issued upon the exercise of warrants.

(8)	Includes 174,012 shares of common stock which may be issued upon the exercise of warrants.

PLAN OF DISTRIBUTION

We are registering the shares of our common stock issued or sold to the selling stockholders and issuable upon exercise of the warrants to permit the resale of these shares of our common stock by the holders of the shares of our common stock and warrants from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling stockholders of the shares of our common stock. We will bear all fees and expenses incident to our obligation to register the shares of our common stock.

The selling stockholders may sell all or a portion of the shares of our common stock beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the shares of our common stock are sold through underwriters or broker-dealers, the selling stockholders will be responsible for underwriting discounts or commissions or agent’s commissions. The shares of our common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions:

•	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

•	through the writing of options, whether such options are listed on an options exchange or otherwise;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales;

•	sales pursuant to Rule 144;

•	broker-dealers may agree with the selling securityholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

If the selling stockholders effect such transactions by selling shares of our common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of the shares of our common stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the shares of our common stock or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of our common stock in the course of hedging in positions they assume. The selling stockholders may also sell shares of our common stock short and deliver shares of our common stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling stockholders may also loan or pledge shares of our common stock to broker-dealers that in turn may sell such shares.

The selling stockholders may pledge or grant a security interest in some or all of the warrants or shares of our common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of our common stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933, as amended, or Securities Act, amending, if necessary, the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer and donate the shares of our common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling stockholders and any broker-dealer participating in the distribution of the shares of our common stock may be deemed to be ‘‘underwriters’’ within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares of our common stock is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of shares of our common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.

Under the securities laws of some states, the shares of our common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of our common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any selling shareholder will sell any or all of the shares of our common stock registered pursuant to the shelf registration statement, of which this prospectus forms a part.

The selling stockholders and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act, and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of our common stock by the selling stockholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the shares of our common stock to engage in market-making activities with respect to the shares of our common stock. All of the foregoing may affect the marketability of the shares of our common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of our common stock.

We will pay all expenses of the registration of the shares of our common stock pursuant to the registration rights agreement, estimated to be $65,000 in total, including, without limitation, SEC filing fees and expenses of compliance with state securities or ‘‘blue sky’’ laws; provided, however, that a selling shareholder will pay all underwriting discounts and selling commissions, if any and any related legal expenses incurred by it. We will indemnify the selling stockholders against liabilities, including some liabilities under the Securities Act, in accordance with the registration rights agreement, or the selling stockholders will be entitled to contribution. We may be indemnified by the selling stockholders against civil liabilities, including liabilities under the Securities Act, that may arise from any written information furnished to us by the selling shareholder specifically for use in this prospectus, in accordance with the related registration rights agreements, or we may be entitled to contribution.

Once sold under the shelf registration statement, of which this prospectus forms a part, the shares of our common stock will be freely tradable in the hands of persons other than our affiliates.

LEGAL MATTERS

The validity of the shares of common stock offered in this prospectus will be passed upon for us by Fulbright & Jaworski L.L.P., New York, New York.

EXPERTS

The consolidated financial statements of G-III Apparel Group, Ltd. appearing in G-Ill Apparel Group’s Annual Report (Form 10-K) for the year ended January 31, 2006 (including schedules appearing therein), have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The combined financial statements of J. Percy for Marvin Richards, Ltd. and CK Outerwear, LLC as of December 31, 2004 and for the year then ended appearing in our Form 8-K/A filed on September 27, 2005, have been audited by Eisner LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-l under the Securities Act with respect to the shares being offered pursuant to this prospectus. The term ‘‘registration statement’’ means the original registration statement and any and all amendments thereto, including the schedules and exhibits to the original registration statement or any amendment. This prospectus is part of this registration statement and does not contain all of the information set forth in the registration statement. Statements contained in this prospectus as to the content of any agreement or other document filed or incorporated by reference as an exhibit are not necessarily complete, and you should consult a copy of those agreements or other documents filed or incorporated by reference as exhibits to the registration statement. For further information, reference is made to the registration statement and to the exhibits and schedules filed with it, which are available for inspection without charge at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580 Washington, D.C. 20549. You can request copies of those documents upon payment of a duplicating fee to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. You can review our SEC filings and the registration statement by accessing the SEC’s internet site at http://www.sec.gov.

We are subject to the informational requirements of the Exchange Act and, accordingly, file reports, proxy statements and other information with the SEC. The SEC maintains a web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically on EDGAR with the SEC. You may also read and copy any document we file with the SEC at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference facilities and their copy charges.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to ‘‘incorporate by reference’’ in this prospectus the information that we have filed with them. This means that we can disclose important information to you in this document by referring you to other filings we have made with the SEC. The information incorporated by reference is considered to be part of this prospectus. We incorporate by reference the documents listed below:

•	Our annual report on Form 10-K for the year ended January 31, 2006 and the amendment thereto on Form 10-K/A filed on May 8, 2006;

•	Our quarterly report on Form 10-Q for the fiscal quarter ended April 30, 2006, filed on June 8, 2006;

•	Our current reports on Form 8-K filed on February 7, 2006, March 2, 2006, March 7, 2006, July 14, 2006 and August 1, 2006;

•	The description of our capital stock contained in our Form 8-K filed on May 1, 2006;

•	The financial statements and other information concerning our acquisition of Marvin Richards set forth in our Form 8-K filed on July 15, 2005 and the amendment thereto on Form 8-K/A filed on September 27, 2005; and

•	Our definitive proxy statement on Schedule 14A filed on May 2, 2006.

This prospectus may contain information that updates, modifies or is contrary to information in one or more of the documents incorporated by reference in this prospectus.

Upon your written or oral request, we will provide at no cost to you, a copy of any and all of the reports or documents that are incorporated by reference in this prospectus. Copies of any and all reports or documents that are incorporated by reference in this prospectus may be accessed at our internet address at http://www.g-iii.com.

Requests for such documents should be directed to:

Neal S. Nackman
Chief Financial Officer
G-III Apparel Group, Ltd.
512 Seventh Avenue
New York, New York 10018
(212) 403-0500

Part II

Information Not Required in Prospectus

ITEM 13.    Other Expenses of Issuance and Distribution.

The following table sets forth a list of the registrant’s expenses in connection with the issuance and distribution of the securities being registered hereby:

Amount
SEC registration fee	$2,736.66
Legal expenses*	$30,000
Accounting expenses*	$20,000
Printing expenses*	$5,000
Miscellaneous expenses*	$7,263.34
Total*	$65,000

*	Estimated

The selling stockholders shall bear the fees and expenses, if any, of their own counsel and brokerage fees and commissions incurred by the selling stockholders in connection with resales of the securities registered hereby.

ITEM 14.    Indemnification of Directors and Officers.

The General Corporation Law of the State of Delaware (the ‘‘GCL’’) authorizes Delaware corporations to eliminate or limit the personal liability of a director to the corporation or a stockholder for monetary damages for breach of certain fiduciary duties as a director, other than his duty of loyalty to the corporation and its stockholders, or for acts or omissions not in good faith or involving intentional misconduct or knowing violation of law, and the unlawful purchase or redemption of stock or payment of unlawful dividends or the receipt of improper benefits. Article VI of our bylaws provides for the indemnification of our officers and directors to the fullest extent permitted under the GCL. Insofar as indemnification for liabilities arising under the Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

ITEM 15.    Recent Sales of Unregistered Securities.

(a)	On November 29, 2004, we issued 75,000 shares of our common stock to a licensor in connection with the execution of a license agreement. These shares were issued pursuant to the exemption contained in Section 4(2) of the Securities Act as a transaction by an issuer not involving a public offering.

(b)	On July 11, 2005, as part of the consideration for our acquisition of Marvin Richards, we issued to the former owners of Marvin Richards an aggregate of 699,997 shares of our common stock and 225,000 shares of restricted common stock that vest based on the future price of our common stock. These shares were issued pursuant to the exemption contained in Section 4(2) of the Securities Act as a transaction by an issuer not involving a public offering.

(c)	On July 11, 2005, we issued an aggregate of 135,000 shares of our common stock at a price of $5.00 per share to three executives of Winlit. These shares were issued pursuant to the exemption contained in Section 4(2) of the Securities Act as a transaction by an issuer not involving a public offering.

(d)	On July 13, 2006, we issued an aggregate of 1,500,000 shares of our common stock at a price of $10.11 per share and warrants to purchase an aggregate of 375,000 shares of our common stock at an exercise price of $11.00 per share to Prentice Capital Partners, LP, Prentice Capital Partners QP, LP, Prentice Capital Offshore, Ltd., GPC XLIII, LLC, PEC I, LLC and S.A.C. Capital Associates, LLC. The shares and warrants were issued pursuant to the exemption contained in Section 4(2) of the Securities Act as a transaction by an issuer not involving a public offering.

ITEM 16.    Exhibits and Financial Statement Schedules.

(a)	Exhibits.

Exhibit No.	Description
3.1	Certificate of Incorporation.[1]
3.2	By-Laws, as amended, of G-III Apparel Group, Ltd. (‘‘G-III’’).[2]
4.1	Securities Purchase Agreement, dated July 13, 2006, by and among G-III Apparel Group, Ltd., Prentice Capital Partners, LP, Prentice Capital Partners QP, LP, Prentice Capital Offshore, Ltd., GPC XLIII, LLC, PEC I, LLC and S.A.C. Capital Associates, LLC.[3]
4.2	Securities Purchase Agreement, dated July 13, 2006, by and among Aron Goldfarb, Prentice Capital Partners, LP, Prentice Capital Partners QP, LP, Prentice Capital Offshore, Ltd., GPC XLIII, LLC, PEC I, LLC and S.A.C. Capital Associates, LLC.*
4.3	Registration Rights Agreement, dated July 13, 2006, by and among G-III Apparel Group, Ltd., Prentice Capital Partners, LP, Prentice Capital Partners QP, LP, Prentice Capital Offshore, Ltd., GPC XLIII, LLC, PEC I, LLC and S.A.C. Capital Associates, LLC.[3]
4.4	Form of Warrant.[3]
5.1	Opinion of Fulbright & Jaworski L.L.P.*
10.1	Employment Agreement, dated February 1, 1994, between G-III and Morris Goldfarb.[2]
10.1(a)	Amendment, dated October 1, 1999, to the Employment Agreement, dated February 1, 1994, between G-III and Morris Goldfarb.[2]
10.3	Financing Agreement, dated as of July 11, 2005, by and among The CIT Group/Commercial Services, Inc., as Agent, the Lenders that are parties thereto, G-III Leather Fashions, Inc., J. Percy For Marvin Richards, Ltd., and CK Outerwear, LLC.[4]
10.3(a)	Amendment No. 2, dated as of February 24, 2006, to Financing Agreement, dated as of July 11, 2005, by and among The CIT Group/Commercial Services, Inc., as Agent, the Lenders that are parties thereto, G-III Leather Fashions, Inc., J. Percy For Marvin Richards, Ltd., and CK Outerwear, LLC.[5]
10.3(b)	Amendment No. 3, dated as of July 26, 2006, to Financing Agreement, dated as of July 11, 2005, by and among The CIT Group/Commercial Services, Inc., as Agent, the Lenders that are parties thereto, G-III Leather Fashions, Inc., J. Percy For Marvin Richards, Ltd., and CK Outerwear, LLC.[6]
10.6	Lease, dated September 21, 1993, between Hartz Mountain Associates and G-III.[2]
10.6(a)	Lease renewal, dated May 27, 1999, between Hartz Mountain Associates and G-III.[2]
10.6(b)	Lease modification agreement, dated March 10, 2004, between Hartz Mountain Associates and G-III.[7]

Exhibit No.	Description
10.6(c)	Lease modification agreement, dated February 23, 2005, between Hartz Mountain Associates and G-III.[8]
10.7	Lease, dated June 1, 1993, between 512 Seventh Avenue Associates (‘‘512’’) and G-III.[2]
10.7(a)	Lease amendment, dated July 1, 2000, between 512 and G-III.[2]
10.8	Lease, dated January 31, 1994, between 512 and G-III.[2]
10.8(a)	Lease amendment, dated July 1, 2000, between 512 and G-III.[2]
10.10	G-III Apparel Group, Ltd. 1989 Stock Option Plan, as amended.[2]
10.12	G-III Apparel Group, Ltd. 1997 Stock Option Plan, as amended.[7]
10.12(a)	Form of Option Agreement for awards made pursuant to the G-III Apparel Group, Ltd. 1997 Stock Option Plan, as amended.[8]
10.13	Letter Agreement, dated December 2, 1998, between G-III and Aron Goldfarb.[2]
10.14	G-III Apparel Group, Ltd. 1999 Stock Option Plan for Non-Employee Directors, as amended.[9]
10.15	Lease Agreement dated February 1, 2003 between 345 W. 37th Corp. and G-III Leather Fashions, Inc.[10]
10.16	Management Services Agreement dated February 1, 2003 between 345 W. 37th Corp. and G-III Leather Fashions, Inc.[10]
10.17	First Amendment of Lease Agreement dated April 1, 2004 between 345 W. 37th Corp. and G-III Leather Fashions, Inc.[7]
10.19	G-III Apparel Group, Ltd. 2005 Stock Incentive Plan.[11]
10.20	Form of Restricted Stock Agreement.[12]
10.21	Stock Purchase Agreement, dated as of July 11, 2005, by and among Sammy Aaron, Andrew Reid, Lee Lipton, John Pollack, Sammy Aaron, as Sellers’ Representative, G-III Leather Fashions, Inc. and G-III.[4]
10.22	Asset Purchase Agreement, dated as of July 11, 2005, by and among G-III Leather Fashions, Inc., G-III, Winlit Group, Ltd., David Winn and Richard Madris.[4]
10.23	Employment Agreement, dated as of July 11, 2005, by and between Sammy Aaron and G-III.[4]
21	Subsidiaries of G-III.[2]
23.1	Consent of Independent Registered Public Accounting Firm, Ernst & Young LLP.*
23.2	Consent of Fulbright & Jaworski L.L.P.* (included in Exhibit 5.1)
23.3	Consent of Independent Registered Public Accounting Firm, Eisner LLP.*
24.1	Power of Attorney (included on signature page).

*	Filed herewith.

(1)	Previously filed as an exhibit to G-III’s Registration Statement on Form S-1 (no. 33-31906), which exhibit is incorporated herein by reference.

(2)	Previously filed as an exhibit to G-III’s Annual Report on Form 10-K/A for the fiscal year ended January 31, 2006 filed on May 8, 2006, which exhibit is incorporated herein by reference.

(3)	Previously filed as an exhibit to G-III’s Report on Form 8-K filed on July 14, 2006, which exhibit is incorporated herein by reference.

(4)	Previously filed as an exhibit to G-III’s Report on Form 8-K filed on July 15, 2005, which exhibit is incorporated herein by reference.

(5)	Previously filed as an exhibit to G-III’s Report on Form 8-K filed on March 2, 2006, which exhibit is incorporated herein by reference.

(6)	Previously filed as an exhibit to G-III’s Report on Form 8-K filed on August 1, 2006, which exhibit is incorporated herein by reference.

(7)	Previously filed as an exhibit to G-III’s Annual Report on Form 10-K for the fiscal year ended January 31, 2004, which exhibit is incorporated here in by reference.

(8)	Previously filed as an exhibit to G-III’s Annual Report on Form 10-K for the fiscal year ended January 31, 2005, which exhibit is incorporated herein by reference.

(9)	Previously filed as an exhibit to G-III’s Annual Report on Form 10-K for the fiscal year ended January 31, 2006 filed on May 1, 2006, which exhibit is incorporated herein by reference.

(10)	Previously filed as an exhibit to G-III’s Quarterly Report on Form 10-Q for the fiscal quarter ended April 30, 2003, which exhibit is incorporated herein by reference.

(11)	Previously filed as an exhibit to G-III’s Registration Statement on Form S-8 filed on June 14, 2005, which exhibit is incorporated herein by reference.

(12)	Previously filed as an exhibit to G-III’s Report on Form 8-K filed on June 15, 2005, which exhibit is incorporated herein by reference.

(b)	Financial statement schedules.

All financial statement schedules are omitted because they are inapplicable, not required or the information is indicated elsewhere in the consolidated financial statements or the notes thereto.

ITEM 17.    Undertakings.

a)    The undersigned Registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the ‘‘Calculation of Registration Fee’’ table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)    That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)    That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(ii)    If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

b)    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized in the City of New York, State of New York, on August 9, 2006.

G-III APPAREL GROUP, LTD
By:	/s/ NEAL S. NACKMAN
Name:	Neal S. Nackman
Title:	Chief Financial Officer

POWERS OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints MORRIS GOLDFARB, WAYNE S. MILLER and NEAL S. NACKMAN, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and his name, place and stead, and in any and all capacities, to sign any and all amendments to this registration statement (including post-effective amendments), and to file the same, and any subsequent registration statement for the same offering which may be filed under Rule 462(b), with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting to said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date or dates indicated,

Signature	Title	Date

/s/ Morris Goldfarb	Director, Chairman of the Board and Chief Executive Officer (principal executive officer)	August 9, 2006

Morris Goldfarb

/s/ Neal S. Nackman	Chief Financial Officer and Treasurer (principal financial and accounting officer)	August 9, 2006

Neal S. Nackman

/s/ Sammy Aaron	Director and Vice Chairman	August 9, 2006

Sammy Aaron

/s/ Thomas J. Brosig	Director	August 9, 2006

Thomas J. Brosig

/s/ Pieter Deiters	Director	August 9, 2006

Pieter Deiters

/s/ Alan Feller	Director	August 9, 2006

Alan Feller

/s/ Carl Katz	Director	August 9, 2006

Carl Katz

/s/ Laura Pomerantz	Director	August 9, 2006

Laura Pomerantz

/s/ Willem van Bokhorst	Director	August 9, 2006

Willem van Bokhorst

/s/ Richard White	Director	August 9, 2006

Richard White

EXHIBIT INDEX

Exhibit No.			Description
3.1			Certificate of Incorporation.[1]
3.2			By-Laws, as amended, of G-III Apparel Group, Ltd. (‘‘G-III’’).[2]
4.1			Securities Purchase Agreement, dated July 13, 2006, by and among G-III Apparel Group, Ltd., Prentice Capital Partners, LP, Prentice Capital Partners QP, LP, Prentice Capital Offshore, Ltd., GPC XLIII, LLC, PEC I, LLC and S.A.C. Capital Associates, LLC.[3]
4.2			Securities Purchase Agreement, dated July 13, 2006, by and among Aron Goldfarb, Prentice Capital Partners, LP, Prentice Capital Partners QP, LP, Prentice Capital Offshore, Ltd., GPC XLIII, LLC, PEC I, LLC and S.A.C. Capital Associates, LLC.*
4.3			Registration Rights Agreement, dated July 13, 2006, by and among G-III Apparel Group, Ltd., Prentice Capital Partners, LP, Prentice Capital Partners QP, LP, Prentice Capital Offshore, Ltd., GPC XLIII, LLC, PEC I, LLC and S.A.C. Capital Associates, LLC.[3]
4.4			Form of Warrant.[3]
5.1			Opinion of Fulbright & Jaworski L.L.P.*
10.1			Employment Agreement, dated February 1, 1994, between G-III and Morris Goldfarb.[2]
10	.1(a	)	Amendment, dated October 1, 1999, to the Employment Agreement, dated February 1, 1994, between G-III and Morris Goldfarb.[2]
10.3			Financing Agreement, dated as of July 11, 2005, by and among The CIT Group/Commercial Services, Inc., as Agent, the Lenders that are parties thereto, G-III Leather Fashions, Inc., J. Percy For Marvin Richards, Ltd., and CK Outerwear, LLC.[4]
10	.3(a	)	Amendment No. 2, dated as of February 24, 2006, to Financing Agreement, dated as of July 11, 2005, by and among The CIT Group/Commercial Services, Inc., as Agent, the Lenders that are parties thereto, G-III Leather Fashions, Inc., J. Percy For Marvin Richards, Ltd., and CK Outerwear, LLC.[5]
10	.3(b	)	Amendment No. 3, dated as of July 26, 2006, to Financing Agreement, dated as of July 11, 2005, by and among The CIT Group/Commercial Services, Inc., as Agent, the Lenders that are parties thereto, G-III Leather Fashions, Inc., J. Percy For Marvin Richards, Ltd., and CK Outerwear, LLC.[6]
10.6			Lease, dated September 21, 1993, between Hartz Mountain Associates and G-III.[2]
10	.6(a	)	Lease renewal, dated May 27, 1999, between Hartz Mountain Associates and G-III.[2]
10	.6(b	)	Lease modification agreement, dated March 10, 2004, between Hartz Mountain Associates and G-III.[7]
10	.6(c	)	Lease modification agreement, dated February 23, 2005, between Hartz Mountain Associates and G-III.[8]
10.7			Lease, dated June 1, 1993, between 512 Seventh Avenue Associates (‘‘512’’) and G-III.[2]
10	.7(a	)	Lease amendment, dated July 1, 2000, between 512 and G-III.[2]
10.8			Lease, dated January 31, 1994, between 512 and G-III.[2]
10	.8(a	)	Lease amendment, dated July 1, 2000, between 512 and G-III.[2]

Exhibit No.			Description
10.10			G-III Apparel Group, Ltd. 1989 Stock Option Plan, as amended.[2]
10.12			G-III Apparel Group, Ltd. 1997 Stock Option Plan, as amended.[7]
10	.12(a	)	Form of Option Agreement for awards made pursuant to the G-III Apparel Group, Ltd. 1997 Stock Option Plan, as amended.[8]
10.13			Letter Agreement, dated December 2, 1998, between G-III and Aron Goldfarb.2
10.14			G-III Apparel Group, Ltd. 1999 Stock Option Plan for Non-Employee Directors, as amended.[9]
10.15			Lease Agreement dated February 1, 2003 between 345 W. 37th Corp. and G-III Leather Fashions, Inc.[10]
10.16			Management Services Agreement dated February 1, 2003 between 345 W. 37th Corp. and G-III Leather Fashions, Inc.[10]
10.17			First Amendment of Lease Agreement dated April 1, 2004 between 345 W. 37th Corp. and G-III Leather Fashions, Inc.[7]
10.19			G-III Apparel Group, Ltd. 2005 Stock Incentive Plan.[11]
10.20			Form of Restricted Stock Agreement.[12]
10.21			Stock Purchase Agreement, dated as of July 11, 2005, by and among Sammy Aaron, Andrew Reid, Lee Lipton, John Pollack, Sammy Aaron, as Sellers’ Representative, G-III Leather Fashions, Inc. and G-III.[4]
10.22			Asset Purchase Agreement, dated as of July 11, 2005, by and among G-III Leather Fashions, Inc., G-III, Winlit Group, Ltd., David Winn and Richard Madris.[4]
10.23			Employment Agreement, dated as of July 11, 2005, by and between Sammy Aaron and G-III.[4]
21			Subsidiaries of G-III.[2]
23.1			Consent of Independent Registered Public Accounting Firm, Ernst & Young LLP.*
23.2			Consent of Fulbright & Jaworski L.L.P.* (included in Exhibit 5.1)
23.3			Consent of Independent Registered Public Accounting Firm, Eisner LLP.*
24.1			Power of Attorney (included on signature page).

*	Filed herewith.

(1)	Previously filed as an exhibit to G-III’s Registration Statement on Form S-1 (no. 33-31906), which exhibit is incorporated herein by reference.

(2)	Previously filed as an exhibit to G-III’s Annual Report on Form 10-K/A for the fiscal year ended January 31, 2006 filed on May 8, 2006, which exhibit is incorporated herein by reference.

(3)	Previously filed as an exhibit to G-III’s Report on Form 8-K filed on July 14, 2006, which exhibit is incorporated herein by reference.

(4)	Previously filed as an exhibit to G-III’s Report on Form 8-K filed on July 15, 2005, which exhibit is incorporated herein by reference.

(5)	Previously filed as an exhibit to G-III’s Report on Form 8-K filed on March 2, 2006, which exhibit is incorporated herein by reference.

(6)	Previously filed as an exhibit to G-III’s Report on Form 8-K filed on August 1, 2006, which exhibit is incorporated herein by reference.

(7)	Previously filed as an exhibit to G-III’s Annual Report on Form 10-K for the fiscal year ended January 31, 2004, which exhibit is incorporated here in by reference.

(8)	Previously filed as an exhibit to G-III’s Annual Report on Form 10-K for the fiscal year ended January 31, 2005, which exhibit is incorporated herein by reference.

(9)	Previously filed as an exhibit to G-III’s Annual Report on Form 10-K for the fiscal year ended January 31, 2006 filed on May 1, 2006, which exhibit is incorporated herein by reference.

(10)	Previously filed as an exhibit to G-III’s Quarterly Report on Form 10-Q for the fiscal quarter ended April 30, 2003, which exhibit is incorporated herein by reference.

(11)	Previously filed as an exhibit to G-III’s Registration Statement on Form S-8 filed on June 14, 2005, which exhibit is incorporated herein by reference.

(12)	Previously filed as an exhibit to G-III’s Report on Form 8-K filed on June 15, 2005, which exhibit is incorporated herein by reference.